Exhibit 99.2

                                                                                Donald E. Anderson
                                                                             12000 N. 90th St. #1027
                                                                              Scottsdale, AZ  85260

October 2, 2010

Robert Kauffman
  Chairman, Board of Directors
Alanco Technologies, Inc.
15575 N. 83rd Way
Scottsdale, AZ  85260

This letter is my official resignation as a member of the Board of Directors of Alanco Technologies, Inc.
effective immediately.

This decision to resign follows my discussions with Robert Kauffman, Chairman of the Board of Directors and CEO of Alanco, that in my opinion, his continuing leadership is a negative to the value of Alanco stock.  I suggested that in the best interest of the company, from a negative cash flow consideration, he should resign by 9/30/2010, which he rejected but has now publicly stated would happen around the calendar year end.

I disagree with the position by John Carlson, CFO, and the company auditors that Alanco has additional borrowing available under my Line of Credit.  I have attached their request for additional advance of funds and my response.

                                                                                 Sincerely,

                                                                                  Donald E. Anderson